Letter of Intent

This letter of intent will outline, subject to a formal Offer, the terms and conditions under which Syngas International Corp., will offer to purchase Salmon Arm Plastics Ltd.

Purchaser:

Syngas International Corp.

Sellers:

Grant Bennett, Jack Bowers, Peter Robertson

1.

Share Exchange:

Syngas International Corp. will issue 1 million shares (144 legend) for 100% of the shares of Salmon Arm Plastics Ltd., provided that the financial statements indicating assets and liabilities to be assumed are reasonably similar to those disclosed.

2.

Shareholders Loans:

Syngas International Corp. will issue 1.12 million shares (144 legend) as repayment of $400,000 worth of shareholders loans.

Syngas International Corp. will issue a convertible debenture for the balance of the shareholders loans.  The debenture will carry an interest rate of 8% per annum paid quarterly, with the principal amount due in two years.  The debenture is fully convertible, at the option of the holder to common shares of Syngas International Corp. (144 legend), at a 10% discount to market price.  Market price will be the average closing price of the stock for the previous ten days.  The holder shall have registration rights so that upon conversion, the stock shall be free trading.

The intent of this clause is to facilitate present shareholders’ request to have the ability to liquidate atleast $250,000 worth of shareholders loans as, and when convenient for the shareholder, but no later than January 30, 2007.

3.

Line of Credit:

Once the purchase is effected, Syngas International Corp. will obtain, or make available a credit facility such as a line of credit or loan for a minimum amount of $500,000 for the exclusive use of Salmon Arm Plastics Ltd. for the growth of the business.

4.

SEC Requirements:

Salmon Arm Plastics Ltd. would undertake to perform all necessary financial reviews, requirements and audits to comply with SEC requirements.

5.

Management:

Grant Bennett, President of Salmon Arm Plastics Ltd. would agree to serve as a director of Syngas International Corp., and agree to enter into an exclusive management contract for the management of the plastics subsidiary for a minimum term of three years, to be overseen by a corporate management committee.

By:

Accepted by:

/s/ Wilf Ouellette

/s/ Grant Bennett

Wilf Ouellette, Syngas International Corp

Grant Bennett, Salmon Arm Plastics Ltd

/s/ Jack Bowers

Jack Bowers

/s/ Peter Robertson

Peter Robertson